EXHIBIT 99.1

MESABI TRUST PRESS RELEASE

October 11, 2018

NEW YORK--(BUSINESS WIRE)--The Trustees of Mesabi Trust (NYSE:MSB) declared a distribution of ninety-four cents ($0.94) per Unit of Beneficial Interest payable on November 20, 2018 to Mesabi Trust Unitholders of record at the close of business on October 30, 2018. This compares to a distribution of sixty-four cents ($0.64) per Unit for the same period last year.

The thirty cents ($0.30) per Unit increase in the current distribution, as compared to the distribution announced by the Trust at the same time last year, is primarily attributable to higher average iron ore sales prices during the six months period ended June 30, 2018 compared to the same period of 2017, and to the Trust’s receipt of total royalty payments of $13,058,856  on July 27, 2018 from Cliffs Northshore Mining Company, which was higher than the total royalty payments of $8,356,736 received by the Trust from Cliffs Northshore Mining Company in July 2017.  The Trust’s announcement today also reflects the Mesabi Trustees’ determination that Mesabi Trust presently has sufficient reserves available to make such a distribution while also maintaining an appropriate level of unallocated reserve in order for the Trust to be positioned to meet current and future expenses, and present and future liabilities (whether fixed or contingent), that may arise in the iron ore and steel industries generally.

Quarterly royalty payments from Cliffs Northshore Mining Company for iron ore shipments during the third calendar quarter, which are payable to Mesabi Trust under the royalty agreement, are due on October 30, 2018, together with the quarterly royalty report. After receiving the quarterly royalty report, Mesabi Trust plans to file a summary of the quarterly royalty report with the Securities and Exchange Commission in a Current Report on Form 8-K.

This press release contains certain forward-looking statements with respect to iron ore pellet production, iron ore pricing and adjustments to pricing, shipments by Northshore in 2018, royalty (including bonus royalty) amounts, and other matters, which statements are intended to be made under the safe harbor protections of the Private Securities Litigation Reform Act of 1995, as amended. Actual production, prices, price adjustments, and shipments of iron ore pellets, as well as actual royalty payments (including bonus royalties) could differ materially from current expectations due to inherent risks and uncertainties such as general adverse business and industry economic trends, uncertainties arising from war, terrorist events and other global events, higher or lower customer demand for steel and iron ore, decisions by mine operators regarding curtailments or idling of production lines or entire plants, announcements and implementation of trade tariffs, environmental compliance uncertainties, difficulties in obtaining and renewing necessary operating permits, higher imports of steel and iron ore substitutes, processing difficulties, consolidation and restructuring in the domestic steel market, indexing features in Cliffs Pellet Agreements resulting in adjustments to royalties payable to Mesabi Trust and other factors. Further, substantial portions of royalties earned by Mesabi Trust are based on estimated prices that are subject to quarterly and final adjustments, which can be positive or negative, and are dependent in part on multiple price and inflation index factors under agreements to which Mesabi Trust is not a party and that are not known until after the end of a contract year. Although the Mesabi Trustees believe that any such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially.  Additional information concerning these and other risks and uncertainties is contained in the Trust’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K.  Mesabi Trust undertakes no obligation to publicly update or revise any of the forward-looking statements made herein to reflect events or circumstances after the date hereof.

Contacts

Mesabi Trust SHR Unit
Deutsche Bank Trust Company Americas
904-271-2520